Exhibit 21.1

Subsidiaries of Charah Solutions, Inc.(1)

Entity	State of Formation
Charah Sole Member LLC	Delaware
Allied Power Sole Member, LLC	Delaware
Charah, LLC	Kentucky
Allied Power Management, LLC	Delaware
Ash Management Services, LLC	Kentucky
Green Meadow, LLC	North Carolina
Ash Venture LLC	North Carolina
CV Ash, LLC	Texas
Allied Power Services, LLC	Delaware
Allied Plant Services, LLC	Delaware
Allied Power Resources, LLC	Delaware

(1)	Following the completion of the corporate reorganization described in the prospectus that forms a part of this registration statement.